Exhibit 99.1

April 29, 2021	For More Information Contact:
For Immediate Release	Jay McConie, EVP and CFO
(516) 671-4900, Ext. 7404

THE FIRST OF LONG ISLAND CORPORATION

REPORTS EARNINGS FOR THE FIRST QUARTER OF 2021

Glen Head, New York, April 29, 2021 (GLOBE NEWSWIRE) – The First of Long Island Corporation (Nasdaq: FLIC), the parent company of The First National Bank of Long Island, reported increases in net income and earnings per share for the three months ended March 31, 2021.  In the highlights that follow, all comparisons are of the current three-month period to the same period last year unless otherwise indicated.

FIRST QUARTER 2021 HIGHLIGHTS

•	Net Income and EPS were $11.3 million and $.47, respectively, versus $9.1 million and $.38
•	ROA and ROE were 1.11% and 11.17%, respectively, compared to .90% and 9.41%
•	Book value per share increased 8.6% to $17.16 from $15.80
•	Net interest margin was 2.69% versus 2.62%
•	Cash Dividends Per Share increased 5.6% to $.19 from $.18
•	Repurchased 107,887 shares at a cost of $2.0 million
•	Effective Tax Rate was 19.4% versus 15.2%

Analysis of First Quarter Earnings

Net income for the first quarter of 2021 was $11.3 million, an increase of $2.1 million, or 23.2%, versus the same quarter last year.  The increase is due to growth in net interest income of $916,000, or 3.7%, and noninterest income of $514,000, or 17.0%, and a decline in the provision for credit losses of $3.3 million.  These items were partially offset by increases in noninterest expense of $1.6 million, or 10.7%, and income tax expense of $1.1 million.

The increase in net interest income reflects a favorable shift in the mix of funding as an increase in average checking deposits of $325.7 million, or 35.5%, and a decline in average interest-bearing liabilities of $322.7 million, or 11.8%, resulted in average checking deposits comprising a larger portion of total funding.  The increase is also attributable to income from SBA Paycheck Protection Program (“PPP”) loans of $1.9 million during the current quarter driven by an average balance of $160.0 million and a weighted average yield earned of 4.9%.  Average checking deposits include a portion of the proceeds of PPP loans.  Partially offsetting the favorable impact of these items was a decline in the average balance of loans of $146.5 million, or 4.6%, due to the economic impact of the COVID-19 pandemic (“pandemic”), which contributed to a notable increase in cash on our balance sheet.  Also exerting downward pressure on net interest income were current market yields on securities and loans being lower than the yields on runoff in both portfolios.  The average yield on interest-earning assets declined 45 basis points (“bps”) from 3.64% for the first quarter of 2020 to 3.19% for the current quarter.  Although asset yields declined, management substantially offset the negative impact on net interest income through reductions in non-maturity and time deposit rates.  The average cost of interest-bearing liabilities declined 64 bps from 1.46% for the first quarter of 2020 to .82% for the current quarter.

Net interest margin for the first quarter of 2021 was 2.69% as compared to 2.64% and 2.62% for the 2020 fourth and first quarters, respectively.  Income on PPP loans improved net interest margin for the current quarter and fourth quarter of 2020 by 9 bps and 8 bps, respectively.  We expect net interest income and margin to benefit from the use of excess cash in May 2021 to repay a maturing $150 million interest rate swap currently costing 2.85%, and from certificates of deposit totaling $114 million maturing through March 31, 2022 with an average yield of 1.11% which exceeds current market deposit rates.

During the first quarter of 2021, we originated $83 million of PPP loans with deferred fees of $3.3 million.  On a cumulative basis through March 31, 2021, $62 million of the Bank’s PPP loans were forgiven by the SBA.

If economic activity continues to improve and businesses return to normal operations in our marketplace, we expect mortgage originations to grow.  Our emphasis remains commercial lending over residential mortgage lending.  The mortgage loan pipeline grew to $107 million at March 31, 2021, the highest level in three years.

The decrease in noninterest income, net of gains on sales of securities, of $92,000 is primarily attributable to decreases in service charges on deposit accounts of $304,000 and a decline in investment services income of $74,000 offset by an increase in the non-service cost components of the Bank’s defined benefit pension plan of $138,000.  The decrease in service charges on deposit accounts is mainly attributable to the pandemic which has negatively affected most categories of noninterest income while the decrease in investment services income is due to a decline in assets under management.  Assets under management will likely decline further as the Bank transitions from its legacy trust and investment businesses to a single platform with LPL Financial, the nation’s largest independent broker-dealer.

The provision for credit losses decreased $3.3 million when comparing the first quarter periods from a provision of $2.4 million in the 2020 quarter to a credit of $986,000 in the 2021 quarter.  The credit provision for the current quarter was mainly due to improvements in economic conditions, asset quality and other portfolio metrics and a decline in outstanding mortgage loans, partially offset by net chargeoffs of $447,000.

The increase in noninterest expense of $1.6 million was primarily due to an increase in salaries and employee benefits related to staffing our new Riverhead Branch, building our lending and credit teams, special bonuses and overtime for PPP loan processing and normal salary adjustments.  Also contributing to the increase was FDIC insurance expense of $267,000 for the current quarter, an increase in the provision for unfunded loan commitments of $305,000 and higher facilities maintenance costs including snow removal.  The increase in FDIC insurance expense is due to an assessment credit in the 2020 quarter which resulted in no FDIC insurance cost.  The increase in the provision for unfunded commitments reflects an increase in commitments for the current quarter versus a decrease for the 2020 quarter.

Income tax expense increased $1.1 million and the effective tax rate increased from 15.2% to 19.4% when comparing the first quarter of 2020 to the current quarter.  The increase in the effective tax rate is mainly due to a decrease in the percentage of pre-tax income derived from tax-exempt municipal securities and bank-owned life insurance in 2021.  The increase in income tax expense reflects the higher effective tax rate and an increase in pre-tax earnings in the current quarter as compared to the 2020 quarter.

Analysis of Earnings – First Quarter 2021 Versus Fourth Quarter 2020

Net income for the first quarter of 2021 increased $738,000, or 7.0%, from $10.5 million earned in the fourth quarter of last year.  The increase is mainly attributable to an increase in net interest income of $886,000, a decline in the provision for credit losses of $1.5 million and gains on sales of securities of $606,000 in the 2021 quarter.  Partially offsetting these items were increases in salaries and employee benefits and income tax expense of $1.1 million and $556,000, respectively. The increase in net interest income reflects higher income from PPP loans and lower average balances and rates for interest-bearing liabilities due to growth in average checking deposits and deposit repricings.  The decline in the provision for credit losses was mainly due to the aforementioned improvements in economic conditions, asset quality and other portfolio metrics as well as a decline in outstanding mortgage loans in the 2021 quarter.  The increases in salaries and employee benefits and income tax expense occurred for substantially the same reasons discussed above with respect to the first quarter periods.

Asset Quality

The Bank’s allowance for credit losses to total loans (reserve coverage ratio) was 1.04% at March 31, 2021 as compared to 1.09% at December 31, 2020.  Excluding PPP loans, the reserve coverage ratio was 1.10% and 1.13%, respectively.  The decrease in the reserve coverage ratio was mainly due to improvements in economic conditions, asset quality and other portfolio metrics.    Nonaccrual loans, troubled debt restructurings and loans past due 30 through 89 days are at very low levels.

Capital

The Corporation’s balance sheet remains positioned for lending and growth with a Leverage Ratio of approximately 10.0% at March 31, 2021.  The Corporation repurchased 107,887 shares of common stock during the first quarter of 2021 at a cost of $2.0 million.  We expect to continue repurchases during 2021.

Key Initiatives and Challenges We Face

During 2020, the Bank successfully launched an updated branding initiative including multimedia advertising and an interactive custom designed website to better support our customers’ digital and electronic banking needs.  We see a substantial increase in mobile users and mobile deposits and are optimistic about our future growth in digital products and services.  We continue to analyze our branch network for strategic expansion and operating efficiencies.  We recently leased space at 275 Broadhollow Road in Melville, N.Y. for a state-of-the-art branch and additional office space.  The convenience of this central location will benefit employee recruiting and retention with prominent signage reinforcing our new branding initiative.  We continue to hire branch personnel, lending and back office credit professionals to support loan growth and our relationship banking business.  Finally, the Bank recently partnered with LPL Financial, an independent broker-dealer, to enhance our customers’ access to a comprehensive set of investment products as well as wealth management, trust and advisory services.

The interest rate and economic environment continues to exert pressure on operating results and growth.  Profitability and growth are negatively impacted by low yields available on loans and securities and could be impacted by credit losses arising from economic conditions.  The continued presence of the pandemic and ongoing economic challenges such as the level of short and long-term interest rates, unemployment, vacancies, delinquent rents and competition are particular risks to future financial performance.  Among other things, low interest rates have caused an acceleration of residential mortgage loan repayments and repricings which are expected to continue in 2021.

Forward Looking Information

This earnings release contains various “forward-looking statements” within the meaning of that term as set forth in Rule 175 of the Securities Act of 1933 and Rule 3b-6 of the Securities Exchange Act of 1934.  Such statements are generally contained in sentences including the words “may” or “expect” or “could” or “should” or “would” or “believe” or “anticipate”.  The Corporation cautions that these forward-looking statements are subject to numerous assumptions, risks and uncertainties that could cause actual results to differ materially from those contemplated by the forward-looking statements.  Factors that could cause future results to vary from current management expectations include, but are not limited to, changing economic conditions; legislative and regulatory changes; monetary and fiscal policies of the federal government; changes in interest rates; deposit flows and the cost of funds; demand for loan products; competition; changes in management’s business strategies; changes in accounting principles, policies or guidelines; changes in real estate values; and other factors discussed in the “risk factors” section of the Corporation’s filings with the Securities and Exchange Commission (“SEC”).  In addition, the pandemic continues to present financial and operating challenges for the Corporation, its customers and the communities it serves.  These challenges may adversely affect the Corporation’s business, results of operations and financial condition for an indefinite period of time.  The forward-looking statements are made as of the date of this press release, and the Corporation assumes no obligation to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements.

For more detailed financial information please see the Corporation’s quarterly report on Form 10-Q for the quarter ended March 31, 2021.  The Form 10-Q will be available through the Bank’s website at www.fnbli.com on or about May 7, 2021, when it is electronically filed with the SEC. Our SEC filings are also available on the SEC’s website at www.sec.gov.

CONSOLIDATED BALANCE SHEETS

(Unaudited)

	3/31/21	12/31/20
	(dollars in thousands)
Assets:
Cash and cash equivalents	$234,574	$211,182
Investment securities available-for-sale, at fair value	831,154	662,722

Loans:
Commercial and industrial	84,662	100,015
SBA Paycheck Protection Program	179,321	139,487
Secured by real estate:
Commercial mortgages	1,438,522	1,421,071
Residential mortgages	1,270,208	1,316,727
Home equity lines	52,320	54,005
Consumer and other	1,225	2,149
	3,026,258	3,033,454
Allowance for credit losses	(31,604)	(33,037)
	2,994,654	3,000,417

Restricted stock, at cost	20,057	20,814
Bank premises and equipment, net	38,365	38,830
Right of use asset - operating leases	11,693	12,212
Bank-owned life insurance	86,011	85,432
Pension plan assets, net	20,191	20,109
Deferred income tax benefit	1,999	1,375
Other assets	16,300	16,048
	$4,254,998	$4,069,141
Liabilities:
Deposits:
Checking	$1,370,940	$1,208,073
Savings, NOW and money market	1,770,235	1,679,161
Time	395,533	434,354
	3,536,708	3,321,588

Short-term borrowings	56,806	60,095
Long-term debt	226,002	246,002
Operating lease liability	12,525	13,046
Accrued expenses and other liabilities	14,835	21,292
	3,846,876	3,662,023
Stockholders' Equity:
Common stock, par value $.10 per share:
Authorized, 80,000,000 shares;
Issued and outstanding, 23,782,752 and 23,790,589 shares	2,378	2,379
Surplus	104,198	105,547
Retained earnings	302,371	295,622
	408,947	403,548
Accumulated other comprehensive income (loss), net of tax	(825)	3,570
	408,122	407,118
	$4,254,998	$4,069,141

CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

	Three Months Ended
	3/31/21	3/31/20
	(dollars in thousands)
Interest and dividend income:
Loans	$26,706	$28,931
Investment securities:
Taxable	1,833	3,426
Nontaxable	2,248	2,565
	30,787	34,922
Interest expense:
Savings, NOW and money market deposits	1,066	4,280
Time deposits	2,304	3,042
Short-term borrowings	350	619
Long-term debt	1,165	1,995
	4,885	9,936
Net interest income	25,902	24,986
Provision (credit) for credit losses	(986)	2,358
Net interest income after provision (credit) for credit losses	26,888	22,628

Noninterest income:
Investment services income	474	548
Service charges on deposit accounts	683	987
Net gains on sales of securities	606	—
Other	1,769	1,483
	3,532	3,018
Noninterest expense:
Salaries and employee benefits	10,070	9,274
Occupancy and equipment	3,277	3,072
Other	3,102	2,512
	16,449	14,858
Income before income taxes	13,971	10,788
Income tax expense	2,704	1,640
Net income	$11,267	$9,148

Share and Per Share Data:
Weighted Average Common Shares	23,781,326	23,904,266
Dilutive stock options and restricted stock units	83,423	54,633
	23,864,749	23,958,899

Basic EPS	$.47	$.38
Diluted EPS	$.47	$.38
Cash Dividends Declared per share	$.19	$.18

FINANCIAL RATIOS
(Unaudited)
ROA	1.11%	0.90%
ROE	11.17%	9.41%
Net Interest Margin	2.69%	2.62%
Dividend Payout Ratio	40.43%	47.37%

PROBLEM AND POTENTIAL PROBLEM LOANS AND ASSETS

(Unaudited)

	3/31/21		12/31/20
	(dollars in thousands)

Loans, excluding troubled debt restructurings:
Past due 30 through 89 days	$2,675		$1,422
Past due 90 days or more and still accruing	—		—
Nonaccrual	260		628
	2,935		2,050
Troubled debt restructurings:
Performing according to their modified terms	578		815
Past due 30 through 89 days	—		—
Past due 90 days or more and still accruing	—		—
Nonaccrual	—		494
	578		1,309
Total past due, nonaccrual and restructured loans:
Restructured and performing according to their modified terms	578		815
Past due 30 through 89 days	2,675		1,422
Past due 90 days or more and still accruing	—		—
Nonaccrual	260		1,122
	3,513		3,359
Other real estate owned	—		—
	$3,513		$3,359

Allowance for credit losses	$31,604		$33,037
Allowance for credit losses as a percentage of total loans	1.04%		1.09%
Allowance for credit losses as a multiple of nonaccrual loans	121.6	x	29.4	x

AVERAGE BALANCE SHEET, INTEREST RATES AND INTEREST DIFFERENTIAL

(Unaudited)

	Three Months Ended March 31,
	2021			2020
	Average	Interest/	Average	Average	Interest/	Average
(dollars in thousands)	Balance	Dividends	Rate	Balance	Dividends	Rate

Assets:
Interest-earning bank balances	$155,272	$39.10%		$30,077	$82	1.10%
Investment securities:
Taxable	401,531	1,794	1.79	342,661	3,344	3.90
Nontaxable (1)	361,715	2,846	3.15	380,173	3,247	3.42
Loans (1)	3,013,009	26,707	3.55	3,159,533	28,933	3.66
Total interest-earning assets	3,931,527	31,386	3.19	3,912,444	35,606	3.64
Allowance for credit losses	(32,896)			(32,110)
Net interest-earning assets	3,898,631			3,880,334
Cash and due from banks	32,951			34,362
Premises and equipment, net	38,700			39,932
Other assets	134,770			130,262
	$4,105,052			$4,084,890
Liabilities and Stockholders' Equity:
Savings, NOW & money market deposits	$1,707,546	1,066.25		$1,710,761	4,280	1.01
Time deposits	421,394	2,304	2.22	510,037	3,042	2.40
Total interest-bearing deposits	2,128,940	3,370.64		2,220,798	7,322	1.33
Short-term borrowings	58,661	350	2.42	123,337	619	2.02
Long-term debt	233,224	1,165	2.03	399,340	1,995	2.01
Total interest-bearing liabilities	2,420,825	4,885.82		2,743,475	9,936	1.46
Checking deposits	1,243,728			918,044
Other liabilities	31,401			32,211
	3,695,954			3,693,730
Stockholders' equity	409,098			391,160
	$4,105,052			$4,084,890

Net interest income (1)		$26,501			$25,670
Net interest spread (1)			2.37%			2.18%
Net interest margin (1)			2.69%			2.62%

(1) Tax-equivalent basis. Interest income on a tax-equivalent basis includes the additional amount of interest income that would have been earned if the Corporation's investment in tax-exempt loans and investment securities had been made in loans and investment securities subject to federal income taxes yielding the same after-tax income. The tax-equivalent amount of $1.00 of nontaxable income was $1.27 for each period presented using the statutory federal income tax rate of 21%.